Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

GBE - Q3 2008 Grubb & Ellis Earnings Conference Call

Event Date/Time: Nov. 06. 2008 / 11:00AM ET

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
CORPORATE PARTICIPANTS
Mr. Michael Rispoli
Grubb & Ellis — SVP — IR
Gary Hunt
Grubb & Ellis — Interim CEO, Director
Rich Pehlke
Grubb & Ellis — EVP, CFO
Jack Van Berkel
Grubb & Ellis — COO, President — Transaction Services
Jeff Hanson
Grubb & Ellis — EVP, President and CIO — Grubb & Ellis Realty Investors, LLC
CONFERENCE CALL PARTICIPANTS
Brandt Sakakeeny
Deutsche Bank Securities — Analyst
Will Marks
JMP Securities — Analyst
Brandon Dobell
William Blair & Co. L.L.C. — Analyst
Klaus Van Sedehane
Deutsche Bank Securities — Analyst
PRESENTATION

Operator
Good day ladies and gentlemen, and welcome to the Q3 2008 Grubb & Ellis Earnings Conference Call. (Operator Instructions). I would now like to turn the call over to Mr. Michael Rispoli, Senior Vice President of Investor Relations. Please proceed sir.

Mr. Michael Rispoli - Grubb & Ellis — SVP — IR
Thank you, operator. Good morning, and welcome to Grubb & Ellis’ Third Quarter Earnings Conference Call. Thank you, for joining us today. This morning, we issued a press release announcing our financial results for the third quarter of 2008. This release is posted on our website at www.grubb-ellis.com.
This call is being webcast live and will be archived and available for replay. The replay may be accessed from the Investor Relations section of our website. In just a moment, we will provide commentary on our results, and then we will open up the call for Q&A.
First, I would like to remind you that comments made during this call may include certain forward-looking statements. Actual results and the timing of certain events could materially differ from forward-looking information discussed on this call. Factors that may cause such results to differ are set forth in this morning’s press release and the company’s filings with the Securities and Exchange Commission.
The merger between Grubb & Ellis and NNN Realty Advisors was completed on December 7, 2007. As required by generally accepted accounting principles, the transaction was accounted for as a reverse merger with NNN as the accounting acquirer. Therefore, the company’s results of operations commencing on and subsequent to December 7, 2007, include the operations of the combined entity. Results of operations prior to that date, including third quarter 2007 results, reflect only the operations of NNN.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
In an effort to present a more complete financial and narrative description of the results of operations, the company has also provided non-GAAP financial measures. non-GAAP financial measures are intended to reflect results of operations on a combined basis, exclusive of the total financial or accounting impact associated with the merger transaction.
These financial measures also exclude the impact of non-cash, stock-based compensation, rental-related operations primarily with respect to certain assets held for investment and other non-cash items.
Non-GAAP combined results for the three months ended September 30th, 2007, do not purport to show the results as if the companies were merged as of January 1, 2007, but rather represent an arithmetic combination of the results of the two companies. The results do not reflect the elimination of transactions between the companies and certain estimated synergies and expenses related to the combination to the periods presented.
As required by SEC regulations, we have provided reconciliations of these non-GAAP measures to what we believe are the most directly comparable GAAP measures in our earnings release and related 8-K filing.
With that, I will turn the call over to Gary Hunt, Interim Chief Executive Officer, for opening remarks.

Gary Hunt - Grubb & Ellis — Interim CEO, Director
Thank you Mike, and good morning everyone. Joining me on today’s call is Rich Pehlke, our Chief Financial Officer, Jack Van Berkel, our Chief Operating Officer and President of Transaction Services, and Jeff Hanson, President of Grubb & Ellis Realty Investors, our investment subsidiary.
Our third quarter results include several significant charges that Rich will explain in detail shortly as part of his financial review of our third quarter and year-to-date performance. But first, I would like to offer some thoughts regarding the current economic environment and our performance during the most recent quarter.
As you know, the crisis in the financial sector and deteriorating global economic conditions have caused significant turmoil and uncertainty. The credit market unrest that first gripped the financial markets in August of 2007 escalated into a full-blown global financial crisis during the third quarter of 2008. The economy is facing a series of combatants ranging from deterioration on Wall Street to weakening consumer and business confidence, slowing manufacturing activity and rising unemployment.
The latest economic news has been particularly discouraging with analysts comparing the magnitude of this downturn not to the relatively mild recessions in ‘90, ‘91 or 2001, but rather to the brutal back-to-back recessions of the early 1980s. Personal consumption expenditures hit a 28-year low in the third quarter. The Conference Board Consumer Confidence Index is at its lowest level in the 40-year history of this survey.
Auto sales are back to the levels of the early 1980s in the institute supply management indices for manufacturing, and non-manufacturing businesses have plunged to recessionary levels. We are pessimistic about the October labor market data that is to be released tomorrow and our Chief Economist, Bob Bach, expects that it may show the greatest monthly job loss so far this year.
These are all factors that impact every aspect of the real estate industry. Fundamentals have been deteriorating at a moderate pace over the past three quarters, but the economy seems to have gone downhill rapidly in September. This leads us to believe that market fundamentals are likely to deteriorate more rapidly over the next few quarters as employers cut staff and seek to reduce real estate costs.
This is being evidenced already by rising vacancy rates. Nationally, the office vacancy rate was 14.3% at the end of the third quarter, up from 13% at the end of 2007. Industrial vacancy is at 8.5% versus its low point of 7.6% in the third quarter of 2007. Retail vacancies rates for neighborhood and community centers are at their highest levels in more than ten years according to [Reese], a data provider to the commercial real estate industry.
Access to capital remains extremely limited, despite the recent improvement in LIBOR rates. As such, investment property sales are off by more than two-thirds year-to-date versus the same period in 2007, and cap rates are likely to remain under upward pressure, at least through the first half of 2009.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
Needless to say, this is perhaps the most challenging market we have experienced since the early 1990s, an era when commercial real estate was the investment equivalent of today’s subprime, collateralized debt obligations. I can say personally that it is certainly the most challenging time I’ve seen in my 30 years in the real estate industry.
As our results will indicate, Grubb & Ellis is not immune to the current economic trends. At the same time, we believe that our underlying businesses performed well, particularly given these very difficult market conditions and the fact that several charges, which primarily had no cash impact to the current quarter or future quarters impacted our results. Importantly, we have responded to deteriorating economic conditions by continuing to take aggressive steps to increase productivity, reduce costs and be more strategically opportunistic.
We have found that the slowdown in the real estate markets is making this an extremely good time to recruit higher-producing, brokerage sales professionals into our organization, and we are taking full advantage of this opportunity. Over the last 90 days, we have added nearly 30 seasoned brokerage sales professionals to our ranks. These are experienced professionals with established client relationships and significant earnings potential who have the ability to drive revenue throughout our organization.
As part of our strategic initiative to build the best brokerage team in the industry, earlier this week we trimmed our brokerage sales staff by 100 people, which equates to approximately 10% of the brokerage staff. The impacted individuals did not meet our productivity standards. We will continue to recruit the best professionals and direct resources to those individuals who have the highest potential to succeed, both in the current environment and when the market recovers. Jack will provide more detail on this strategy during his real estate services update.
As you know, the current market has impacted the availability of real estate financing, which in turn has slowed the pace of real estate investment transactions, and although our investment business has certainly felt the impact of these external forces, especially as it relates to demand for our tenant-in-common programs, which is driven by investors looking to defer tax gains from the sale of real estate assets, we continue to attract equity.
Much of the 2008 equity raise is being fueled by our public non-traded REIT programs. Because these programs are not subject to market price volatility and offer competitive yields, we believe they become an even more attractive investment vehicle in volatile market conditions.
According to the Stanger Report, during the third quarter, Grubb & Ellis ranked fifth among all public, non-traded REIT sponsors in total sales. Our total REIT equity raise for the first nine months of 2008 was up more than 90% from the same period in 2007. Our equity raise continues to outpace our acquisitions. This strong equity raise positions us well to make opportunistic acquisitions on behalf of investors and garner the associated fees that are generated by increased assets under management.
As we have mentioned during our previous calls, our global client services business is on a pace to have its best year ever as it continues to win significant new assignments and gain market share.
It is also worth noting that we have taken prudent steps to solidify our capital position, including amending our credit facility, reigning expenses and cutting costs throughout the organization. These actions will better position Grubb & Ellis to weather the current economic downturn.
I want to stress that we will continue to take whatever additional actions are necessary to manage effectively through this period of global uncertainty and to meet the future needs of our clients.
For greater detail on our results, I’d like to introduce Rich Pehlke, our Chief Financial Officer, who will take us through a detailed account of our third quarter and year-to-date results. Rich?

Rich Pehlke - Grubb & Ellis — EVP, CFO
Thank you Gary, and good morning everyone. As Gary indicated, the global financial crisis and its impact on the challenging, current operating environment, as expected, impacted our results. Given the deterioration we have witnessed throughout the global economy over the past quarter, we do not anticipate conditions improving significantly in the near term.
Grubb & Ellis is continuing to manage its operations prudently and conservatively. We took a number of actions during the third quarter in response to the current environment, and I’ll provide further detail in a moment.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
Third quarter revenue totaled $159.2 million. Compared to the combined results for the two company’s pre-merger, this represents a decrease of approximately 12% year-over-year. Lower transactions services revenues as well as lower acquisition and disposition fees associated with our investment business more than offset an increase in management services revenue.
Fees were lower than anticipated due to the timing of acquisitions for the sponsored REIT programs and lower equity flowing into our 1031 tenant-in-common programs. This is a result of weaker market conditions.
Third quarter operating loss was $69.3 million. Based on approximately 63.6 million weighted average shares during the quarter, the company reported a net loss of $44 million, or $0.69 per share for the third quarter.
EBITDA, which is earnings before interest, taxes, depreciation and amortization, for the third quarter was a loss of $56.3 million. This compares to a positive EBITDA for the combined companies of $17.3 million in the same period a year ago.
The third quarter results for ‘08 include a number of significant items that contributed to the loss. These items include a $45.8 million real estate impairment charge related to the real estate assets the company owns and is currently marketing for sale, a $16.3 million charge related to the company’s investment programs, $2.7 million of merger-related and integration costs and $2.9 million of non-cash, stock-based compensation costs in the quarter.
When we exclude these charges, which primarily had no cash impact to the current quarter, and certain other items, which totalled $3.9 million of net earnings impact, adjusted EBITDA for the three-month period ended September 30th, 2008, was a positive $7.4 million.
Let me spend a moment to discuss these charges. The impairment of the real estate assets is the result of our decision to market the assets for sale. Accounting dictates we must reflect the best possible information on the value of these assets on our financials. In the current environment, we now believe the value of these assets are more appropriately reflected on our balance sheet, following the charges we announced today.
Of the $16.3 million of charges recorded for our investment program, $7.2 million of that relates to properties or programs for which the company has off-balance-sheet recourse obligations on mortgage debt, $8.4 million of the charges relate to reserves against advances in receivables to private programs where we believe we may no longer have the ability to have repayment made to the company. The remaining $700,000 of the charges relates to forfeited deposits on real estate acquisitions the company did not move forward with in an effort to manage our balance sheet exposure to real estate warehouse assets in our tenant-in-common program.
It is important to note that of the total $16.3 million in charges, only $5.3 million will result in future cash payments by the company due to the recourse obligations from the debt. Further, our decision to walk away from potential real estate acquisitions in the tenant-in-common program and space did not adversely impact any investors in any of our 1031 exchange programs.
As we stated in our earnings release, in light of the unprecedented events taking place throughout the financial services and real estate industries, we no longer expect to meet our previously stated 2008 adjusted EBITDA goal of $74.8 million, which at the time was based on the company’s belief that the equity raises of its investment programs would be significantly higher in the second half of calendar 2008 than the first half of the year.
While we have certainly accomplished higher equity raised in the healthcare REIT, the equity raised for the tenant-in-common programs fell off dramatically in the last half of this quarter and as a result, we are no longer comfortable with the guidance.
The deteriorating conditions in the credit and debt markets and the impact of those conditions on our businesses and, in particular, the investment management business are the primary factors impeding our ability to meet the EBITDA goal.
Given the significant uncertainty in the markets, we believe it is prudent to discontinue guidance at this time. Going forward, we will provide updates on our financial results on a quarterly basis.
As Gary indicated, our businesses performed well, despite a very difficult operating environment, not only from a financial perspective, but also through the development of new business and the enhancement of our broker base. Our focus remains on client service and financial performance as we position the company for long-term growth.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
Additionally, we’re continuing to identify synergies and maximize operating efficiencies resulting from the merger. To date, we have identified and taken actions to achieve more than $20 million in annual cost savings. You can see some of the results of this in our financial statements when you look at the compensation cost line.
Because we are a services-based business, most of the results will show up in that line, and our compensations costs are down 13% year-over-year for the current quarter and when adjusted for the stock-based compensation taken out of the comp costs, they are down $7.2 million on a year-to-date basis, or almost 7%.
We continue to look for additional opportunities to streamline our organization and make it more efficient and client-centric. In response to the current economic environment, we are keeping an even tighter reign on expenses to ensure that our costs are in line with our revenue expectations.
The majority of our expenses are related to compensation and reimbursable costs directly attributable to revenue production. G&A, excluding the special charges we announced today, was just over $23 million for the quarter and represents 15.1% of the revenue, which compares to G&A representing about 12.5% of revenue for the year-ago period.
We did see slight increases in the OMEA and wholesale or override lines, professional services and T&E expense related to business development. Those three categories, along with rent, represent 64% of our non-people-related G&A costs.
We are also taking efforts to improve our cash and liquidity position, which is critical, given the current credit market environment. This morning, we announced that we have amended our credit facility to reflect current business conditions and our ability to achieve certain financial covenants. In particular, these changes relate to EBITDA performance and leverage ratio. We have an extremely constructive relationship with our bank group, and they have been extremely cooperative in helping us meet the needs of our business.
We have previously stated that we are working diligently to sell the real estate assets that we own. Yesterday, we filed an 8-K disclosing the pending deals to sell Danbury Corporate Center for — which was the largest of the legacy GERA assets, purchased for the special acquisition corporation that Grubb owned pre-merger, for $76 million.
We have committed that the proceeds of any sales will be used to reduce outstanding indebtedness on the credit facility. Ultimately, the credit line will be reduced to $50 million through repayment.
At September 30th, cash and cash equivalents stood at $34.4 million compared with $29.7 million at June 30th. Also as of September 30th, we had $63 million outstanding on our credit facility, which was unchanged from the June 30th period.
As part of the stock repurchase program announced during the second quarter, we purchased 532,000 shares of common stock on the open market for an aggregate cost of approximately $1.8 million. Even though we believe our stock represents an under-valued opportunity, for the time being, we have suspended the repurchase program to preserve capital and focus on debt reduction.
On a year-to-date basis, the company reported revenue of $486.8 million compared with $512.8 million in the first nine months of 2007. For the first nine months of 2008, the company reported a net loss to common stockholders of $55 million compared with net income of $14.4 million in the year-ago period.
For the first nine months of 2008, EBITDA was a loss of $48.3 million compared with positive EBITDA of $47.4 million during the same period of 2007. Adjusted EBITDA, which excludes the special charges and stock-based compensation, for the first nine months of 2008 was $27.5 million versus $52.3 million for the first nine months of 2007, and I call your attention to the tables in the back of the release where we have a full reconciliation of those numbers.
The primary drivers for the year-over-year decline in adjusted EBITDA are as follows, transaction services revenue declining by $45.5 million year-over-year, a $12.9 million decline in disposition fee revenue, we expect this trend to continue as rising cap rates and differing expectations between buyers and sellers result in a longer holding period for some of our private program assets, an $11.3 million decrease in acquisition fees related to the company’s tenant-in-common program. These decreases were offset — were partially offset by the recurring revenue from the increase in square feet under — in assets under management and the synergies resulting from the merger.
Jack and Jeff are going to detail the factors driving our individual businesses shortly, so I’ll focus my comments regarding our segment performance to a brief overview of financial performance.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
Third quarter transaction services revenue totaled $57.5 million compared with $73.1 million in the same period a year ago, a decline of 21%. For the first nine months, the segments generated revenue of $173.2 million compared with $218.7 million a year earlier, which also is a decline of just over 20%.
The business was impacted by the current environment, which has reduced commercial real estate transaction velocity significantly, particularly investment sales. During 2008, we have seen a shift in our revenue mix to about 65% leasing and 35% sales from what was historically about a 55/45 ratio.
Offsetting the overall lower transaction velocity has been the higher fees generated by the company’s global client services group, which continues to generate recurring revenue from real estate services provided to large corporate clients and has had significant progress in adding new clients during the course of 2008.
Investment management revenue for the third quarter totaled $25 million compared with $40 million in the third quarter of ‘07. Revenue for the first nine months of 2008 totaled $86.6 million compared with $110.6 million during the same period a year ago. The decrease reflects the lower fees across all product lines that I discussed.
Third quarter management services revenue was $63.5 million compared with $53.4 million for the same period a year ago. Year-to-date, the segment generated revenue of $185.9 million compared with $158.0 million in 2007. The increase is primarily as a result of the company’s strategy to transfer the management of nearly 26 million square feet of Grubb & Ellis realty investors captive property portfolio to Grubb & Ellis management services.
In addition, we continue to add new clients and continue to weed out unprofitable relationships from our management base. At September 30th, Grubb & Ellis managed a total of 226 million square feet of property.
Before I conclude, I want to say that as a management team, we remained focused on our liquidity position and making decisions based on further improving our financial position in both the near and long term. We firmly believe recent actions taken by the company, including the internal restructuring initiatives and amendments to our credit facility, has strengthened the business as well as our ability to build long-term shareholder value.
Our near-term mission is twofold. First and foremost, we will remain extremely conservative with a regard to expenditures in an effort to build cash, strengthen our financial position and successfully manage through this cycle.
Second, we believe a challenging market like this ultimately creates unique opportunities that pay off for investors down the road, and therefore we are confident that we will come out of this cycle in a position of strength.
We will continue to strengthen our operating platform by improving the overall quality of our professionals, placing a greater emphasis on servicing our clients and identifying opportunities for expansion once the macroeconomic environment begins to rebound.
At this point, I’ll turn it over to Jack Van Berkel.

Jack Van Berkel - Grubb & Ellis — COO, President — Transaction Services
Thanks Rich, and good morning everyone. Despite the difficult conditions that Gary and Rich have mentioned, our real estate services businesses have made considerable progress in 2008.
We are a leaner, more effective organization than we were several months ago. Most of the $20 million in cost synergies that we have taken out of the organization since the close of the merger have come from the services side of our business. As part of this process, we comprehensively reviewed how we were structured and successfully eliminated duplicate positions and functions, which streamlined our operations.
In doing so, we have strengthened our management team, broken down silos and actually bolstered the resources related to the platform we provide to our professionals and how we service our clients. Essentially, Grubb & Ellis is a more effective organization than at any time in its history.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
Our efforts have been focused on ensuring Grubb & Ellis’ position to compete at the highest levels. This includes raising the overall productivity of our brokers, leveraging the Klaus-selling opportunities created by the merger and continuing to build our platform to ensure that we have provided unmatched client service.
Let’s talk about the Q3 results. I’m pleased to report that during the third quarter, we won or renewed six major corporate services accounts, all which were competitive bids. Most notably, in September, Grubb & Ellis was selected to provide the facilities management for Kraft Foods Global, a four-million-square-foot portfolio throughout North America. The assignment is the largest facility and management contract to be awarded to a commercial real estate services provide in several years and the largest win ever for Grubb & Ellis. We are very excited about the opportunity this important assignment offers.
Additionally, Ingersoll-Rand selected Grubb & Ellis as its global real estate services provider, expanding our existing relationship to include lease administration, strategic consulting and transaction management for more than 1,000 properties totalling 46 million square feet.
Another sign of progress we are making is our recruiting success is at an all-time high. Since July 1st, we’ve added nearly 30 senior producers. As Gary mentioned, each of these professionals have established practices and the potential to generate significant annual revenue. Our recruiting pipeline continues to be especially strong as we see considerable interest from top-tier talents who are drawn to our platform.
Our recruiting goes hand in hand with our overall goal of raising broker productivity. We took a significant step towards achieving this objective with the elimination of approximately 100 brokerage professionals earlier this week. We will continue to closely monitor the productivity of our sales professionals and continue to transition our lower producers, replacing them with higher quality brokerage sales professionals. This is a necessary step in the achieving of our positioning Grubb & Ellis to compete more effectively in the marketplace.
It’s important to note that these cuts would have taken place regardless of the economic environment. This action was well received internally, and it underscores management’s commitment to direct resources to higher performers. We believe that this was a necessary and critical step in our continuing efforts to develop a best-in-class broker network and will ultimately position Grubb & Ellis to gain market share.
The steps we have taken to enhance the quality of our service delivery demonstrate the new Grubb & Ellis, a company focused on executing its strong strategic initiatives and delivering long-term stockholder value. We believe our efforts over the past three quarters put us in a better position to not only navigate today’s challenging market, but to excel when the market comes back.
And now, I’d like to turn the call over to Jeff.

Jeff Hanson - Grubb & Ellis — EVP, President and CIO — Grubb & Ellis Realty Investors, LLC
Thank you, Jack. Good morning, ladies and gentlemen. Although we are clearly operating in extremely difficult market conditions and, as Gary mentioned earlier on the call, our public, non-traded REITs continued to perform extremely well during the third quarter.
As a result, across all platforms, our investment programs raised an aggregate of approximately $245 million in equity during the third quarter. For the year, the company’s investment programs raised approximately $761 million in equity, representing a 39% increase over the same period in 2007.
Our REIT product raised approximately $183 million in the third quarter, nearly three times the amount raised in the third quarter of 2007, and the equity raise continues to accelerate as new broker/dealer relationships that we signed on early in the year continue to ramp up their sale of Grubb & Ellis products.
Another factor in the rapid increase in the REIT equity raise is due to the fact that when there’s volatility on Wall Street, the non-traded REIT space benefits significantly as many investors opt for non-traded product with stable dividend yield.
For the first nine months of the year, our REIT product has raised approximately $396 million in equity, up from $206 million a year earlier. This equity raise reflects also both the strong investment appeal of our REIT products under the Grubb & Ellis brand and the strength of our proprietary REITs in the alternative investment sector. The continued success of our REITs and the relationships we’re building with the broker/dealer community will be instrumental to the continued growth of our investment business.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
Since the beginning of the year, our wealth management program, which I liken to separate account management for ultra high net worth investors, has placed approximately $193 million in equity in a variety of real estate assets on behalf of high net worth individuals and corporations.
Our traditional tenant-in-common programs raised approximately $153 million in equity during the first three quarters of 2008 compared with $341 million a year ago. Despite this year-over-year decrease, we continue to gain market share as lesser-capitalized sponsors struggle and demand for the product decreases due to current market conditions.
To illustrate this point, the entire tenant-in-common industry is on pace, rather, to raise approximately $1.2 billion to $1.4 billion in 1031 exchange equity in all of 2008 compared with $2.7 billion that was raised in the calendar year 2007.
According to OMNI Research and Consulting however, Grubb & Ellis market share has increased from approximately 15% in the first half of the year to 23% in the third quarter. We continue to successfully syndicate our tenant-in-common programs, providing 1031 exchange investors with exceptional investment opportunities and positioning Grubb & Ellis for an even more dominant position once the credit markets loosen and 1031 exchange velocity rebounds industry-wide.
During the first nine months of 2008, Grubb & Ellis realty investors completed 51 acquisitions valued in excess of $1 billion. Unlike many of our competitors, we continue to source attractive financing, albeit it’s much more difficult in today’s market condition. We continue to attract financing that facilitates this significant acquisition activity, so our transaction volume remains healthy and it is important to reiterate that non-traded REITs typically respond well in times of market volatility.
Before passing the call back to Gary, I’d like to conclude by reminding you that Grubb & Ellis not only offers some of the best real estate investment programs in the industry, but we have the opportunity to leverage the strength of our brokerage business to Klaus-sell our products and create new opportunities for the company as a whole.
We remain committed to continuing to be a leader in the alternative real estate investment sector and providing our program investors with the highest quality products and the finest service in the industry.
With that, I’ll turn it back to Gary.

Gary Hunt - Grubb & Ellis — Interim CEO, Director
Thank you Jeff and Jack and Rich. I’d like to make a few final comments before opening the call up to questions. First, I think it is important to remind everyone that we continue to benefit significantly from the merger that has fundamentally strengthened and transformed Grubb & Ellis.
Palpable benefits from this combination are already bearing fruit with many more on the way. Moreover, we have been and will continue to achieve things together that neither company could have done on their own, better equipping us to deal with difficult economic situations such as those we are currently confronting.
Second, given the current operating environment, we were pleased to be able to achieve modest gains, manage operating expenses and continue to invest in growth opportunities across our business that we expect will drive long-term stockholder value.
And finally, we believe the future at Grubb & Ellis is bright, and we are energized by the incredible pool of talent we have attracted to our executive team and within the brokerage operations as well as the progress made on several business fronts.
Just as we anticipated would be the case when we decided to merge Grubb & Ellis and NNN Realty Advisors, the traditional services side of Grubb & Ellis has strengthened the investment side of our business, which in turn is fueling our services businesses.
At this point, I would like to open up the call to your questions. Operator, would you please explain the process?
   QUESTION AND ANSWER

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call

Operator
(Operator Instructions) Your first question comes from the line of Brandt Sakakeeny with Deutsche Bank. Please proceed with your question.

Brandt Sakakeeny - Deutsche Bank Securities — Analyst
Great, thanks. Good morning, and thanks for the detail. Just a couple of questions on first the broker headcount, could you give us the quarter-end broker headcount?

Unidentified Company Representative
Sure, Brandt. Good morning. Broker headcount at the end of the quarter was 880, and that did not reflect the reductions that we made this week.

Brandt Sakakeeny - Deutsche Bank Securities — Analyst
Okay. So we’ve got to add to that a net 70 number, is that right? But, does that include the — is that sort of netting out the 100 departures plus the 30 adds? Is the 30 adds already in that?

Unidentified Company Representative
You can assume that we’re going to be somewhere between 775 and 800 by the end of Q4.

Brandt Sakakeeny - Deutsche Bank Securities — Analyst
Seven-hundred and seventy-five in the head by Q4, okay. Great. And just going to the covenant changes, obviously there were a handful of important ones with respect to EBITDA coverage ratios, debt coverage ratios, buildings, things like that. Can you just give us a sense for which were ones were waived and your assessment now of any particularly restrictive covenants that are left that you hope are going to be renegotiated going forward?

Unidentified Company Representative
Well, sure. Most of the covenants that we adjusted for — in the amendment related to either total leverage or the [quari de da], simply reflecting the impact of what happened with our business. Going forward, we have committed to our bank group to work on shaking up our balance sheet and continuing to bring down indebtedness. We are committed to selling the five assets and committing the assets back to the banks to lower indebtedness.
We’ve said often that this is not a capital-intensive business, other than the fact that in the private programs business, which is the tenant-in-common side, is usually when we have to put operating capital to work. We are being very conservative as we manage that business going forward so that we can work within the constraints of the covenant.
And no CFO will ever tell you that covenants aren’t restrictive, no matter what they are. I’d love to have none, but that’s no reality in today’s environment. So, we’re committed to working under the amendment right now, and we’re going to take it one day at a time.

Brandt Sakakeeny - Deutsche Bank Securities — Analyst
Okay, great. And the equity raise of $245 million was I think actually quite strong in light of the environment. You mentioned that it deteriorated pretty sharply. So just, can you talk about how that progressed through the quarter maybe? And then also, it sounds like October’s off to a tough start. Is that across the board? Or, are you noticing that mainly on the TIC side, but also on the REIT side? And I guess, what would be your expectations for the equity raise this December quarter?

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call

Unidentified Company Representative
Sure. We’re not going to go forward-looking, Brandt, as we indicated, but we will talk a little bit about what we saw during the quarter. When we gave our earnings call at the end of the last quarter, we were a month into the new quarter, and our TIC equity raise was spot-on our expectations, which is why we felt comfortable at the time reiterating our guidance.
Literally about the second week of August on, it dropped out pretty dramatically, as I indicated in my remarks. I think that’s largely a reflection of what was happening in the marketplace. We clearly saw, as you’ve seen a dramatic reduction in velocity of transactions, which obviously impacts the overall market or our alternative investment products.
So, we continue to see very healthy healthcare REIT equity raise, which is certainly carrying the number that you indicated, and I’ll let Jeff speak to — about the quality of that.

Brandt Sakakeeny - Deutsche Bank Securities — Analyst
Great. Hey, Jeff.

Jeff Hanson - Grubb & Ellis — EVP, President and CIO — Grubb & Ellis Realty Investors, LLC
Good morning. Yes, I think that clearly the REIT equity raise is up and we continue to build significant momentum on that front, and also clearly 1031 tenant-in-common equity coming in is obviously a derivative of overall market conditions. So when you have a disparity, as we still have, the gap is shrinking, but we still have a disparity between buyer and seller expectations that’s slowing transaction velocity.
And when you don’t have overall sales in the real estate investment market nationally when investment sales are off at any brokerage firm between 65% and 75%, clearly with 1031 being a derivative of the overall market, it will suffer.

Unidentified Company Representative
And Brandt, I will reiterate something that Gary said earlier, the conditions around the prospect of the nice yield and what’s available in the marketplace today with all the volatility going on the market really are ripe conditions for the healthcare REIT equity environment.

Unidentified Company Representative
And we’ll still continue to build market share on the tenant-in-common side. In the third quarter, we and only one other sponsor, one of our competitors, raised more than $10 million in tenant-in-common equity per month throughout the quarter.

Brandt Sakakeeny - Deutsche Bank Securities — Analyst
Great. And can you just comment — I guess just somewhat related to that, from your distribution or from the wealth managers, how successful do you think you’ll be able to be to offset the declining volumes with expanding your penetration through folks like Ameriprise and Merrill? Can you just give us an update on those distribution capabilities?

Unidentified Company Representative
I think that the biggest news of the year is a recent signing of LPL, AIG and [First Galaid], which has clearly aided in the dramatic increase in our equity raise. We’re raising in the third quarter approximately $3 million per business day in equity, and we expect that to continue. We are working strategically to continue to expand the broker/dealer relationships on a national level.
We have — well, for the healthcare REIT for example, I believe over 180 selling agreements with various broker/dealers, representing over 35,000 or 40,000 registered reps and financial advisors across the country. So, we’re continuing the effort to penetrate a deeper selling group.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call

Brandt Sakakeeny - Deutsche Bank Securities — Analyst
Okay, great. I’ll get out of the line now, thanks.

Unidentified Company Representative
Thanks, Brandt.

Operator
Your next question comes from the line of Will Marks with JMP Securities. Please proceed with your question.

Will Marks - JMP Securities — Analyst
Thank you, and good morning everyone. I had a question. First of all, the impairment charge, Rich, the $45.8 million, is — does that tie to the all five assets that you own?

Rich Pehlke - Grubb & Ellis — EVP, CFO
It actually imply — it relates to every real estate asset that we own. We actually have an additional small asset that’s in one of our investment funds that we own as well that has a small amount of that. But, it is 99% the five assets.

Will Marks - JMP Securities — Analyst
Okay. And then for — we know that the one property is under contract, and are you actively marketing for sale the other four?

Unidentified Company Representative
Yes.

Will Marks - JMP Securities — Analyst
Okay. And are — is there anything close in terms of going under contract with any of those four?

Unidentified Company Representative
Well, we’ll let you know, and in today’s real estate market, close is a relative term. So as soon as we know something, you’ll know.

Unidentified Company Representative
As evidenced by our contract on Danbury.

Will Marks - JMP Securities — Analyst
And can you remind me what you purchased the asset for that you have under contract first?

Unidentified Company Representative

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
I think Danbury was acquired for approximately $80 million and then funded reserves of — in June of ‘07.

Will Marks - JMP Securities — Analyst
Okay, which implies not too much of a discount to [deep] pricing, which seems a little bit surprising.

Unidentified Company Representative
Well, it — we’ve said all along that a couple of factors related to these assets. These assets were purchased with a different — they weren’t high trophy assets. At the time, they were under-valued assets that needed repositioning, et cetera, so it isn’t always fair to apply macro industry indications to each one of these assets. They all have a different story. They all have uniqueness about them. Danbury is a very unique asset, and so — and has a lot of attributes that are very attractive to the right investor.

Will Marks - JMP Securities — Analyst
Great, okay. Changing gears, it was just mentioned — can you clarify that $3 million a day is being raised for the non-traded REITs? Is that correct, the current run rate?

Unidentified Company Representative
That’s correct, on average.

Unidentified Company Representative
On an average, right.

Will Marks - JMP Securities — Analyst
On average, okay. And that would be with all the new broker/dealers in place? Or, are there agreements that have been signed that aren’t yet being — inactive at this point?

Unidentified Company Representative
No. Those are with all agreements in place, and of course with the newer broker/dealers that signed more recently, there’s always a ramp-up period. And that’s why I alluded earlier to the fact that we fully anticipate that that REIT equity raise will continue the upward trajectory.

Will Marks - JMP Securities — Analyst
Okay, great. In the legacy Grubb & Ellis business, the transaction services, can you talk a little bit about — we know that the sales are down and have been down for a while. The newer change has been leasing, and can you break that down at all in terms of where leasing was versus sales during the quarter?

Rich Pehlke - Grubb & Ellis — EVP, CFO
Yes. I’ll make a couple of comments, then I’ll turn it over to Jack. I think that’s one of the bright spots of our quarter, to be honest, is that I think we’ve seen a leveling off in our transactions services business, and I couldn’t be prouder of our team about the efforts that they’ve done.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
We’ve said quite often that Grubb & Ellis has been a bit more of a bread-and-butter, core commercial real estate company on its corporate side, and I think the talent that we have added and continue and the job that our MDs are doing and particularly as we’ve been building out some of the offices, the newer offices, they really stepped up. And I think it’s a tribute to them and the effort they’re doing. I’ll let Jack go into more detail.

Jack Van Berkel - Grubb & Ellis — COO, President — Transaction Services
Oh, thanks Rich. And the — a couple of points here, we’ve brought in a lot of senior level brokers over the last three to six months, which is obviously significantly helping our business. And obviously, as we’ve built a consolidated, go-to-market strategy, we’re just teaming a lot better than we ever have in the past. A lot of these big corporate services deals are a result of the transaction services and the corporate services team working closely together. So obviously, we feel very good about the direction. Everyone knows the investment market is way down, and when that market comes back we’d like to see what the thing runs on with a lot of fuel here.

Unidentified Company Representative
And I’d be remiss if Jack and I didn’t point out and reiterate again even though you didn’t ask about it, Will, I can’t help but take the opportunity, our management services group and particularly the group that’s working on our global client services has done a phenomenal job in ‘08. They have really stepped up. The point that Jack made about teaming together and working together in bringing the whole Grubb platform has been a very positive development in ‘08 in terms of how we’ve built that business and the types of clients we are attracting.

Will Marks - JMP Securities — Analyst
On that note, when the two companies merged, the old Grubb & Ellis management platform was not profitable on an EBITDA basis. Has that changed?

Unidentified Company Representative
Yes.

Will Marks - JMP Securities — Analyst
Okay. And would you say that is due to the merger of the two companies? Or is there something that’s changed in terms of how you’re operating the business?

Unidentified Company Representative
I think the merger of the two companies was the catalyst for changing a lot of the structure within the organization, but really, that’s somewhat of an independent action. We’ve really looked at how best to structure that organization. Again, most of the $20 million of cost reduction that’s come out has been on that side of the business. And so, the good news is we’re winning more business at a cheaper cost.

Will Marks - JMP Securities — Analyst
Right, okay. One final question, on — I guess back to the transactions, or just the combination on the brokerage side, I’m very curious on how — I know you’re not giving guidance, but the fourth quarter of last year, how negatively impacted was that quarter by the environment? Were sales transactions down? I doubt leasing was.

Unidentified Company Representative
If you recall, and we’ve talked about this before, last year, October and November were very weak months, and we had a very strong December. We really started to see kind of the turnaround in the core business, and this was again just as the merger was happening. It happened about mid-

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
August last year. So, we saw weakness throughout the fourth quarter with some kind of a little bit of an impetus right at the end of the fourth quarter.
We think that the combination of some of the factors — you know, when we talked about our guidance last quarter and you may recall that I thought we’d see some upward trend in the second half of the year at that time against the first half of the year, it was largely because of the factors that Jack just mentioned, which was the teaming, the philosophy of our management, the impetus of some of the new people that we brought in and their productivity, and I think as we ended the third quarter, we saw some of that get realized.

Will Marks - JMP Securities — Analyst
I’ll take a break —.

Unidentified Company Representative
It really is different — it really is a different services company now than it was —.

Unidentified Company Representative
Yes.

Unidentified Company Representative
A year ago.

Unidentified Company Representative
Dramatically different.

Will Marks - JMP Securities — Analyst
Okay, thank you. That’s all for me.

Operator
Your next question comes from the line of Brandon Dobell with William Blair. Please proceed with your question.

Unidentified Company Representative
Hi, Brandon.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Hi, guys. Thanks. I want to focus on the broker side of the business for a second and maybe take a bit of a historical view. How wide, or how broad, was the gap between kind of lowest performing, or lowest decile or quartile, versus the highest? And could we kind of have an average kind of revenue per broker we can calculate? But, I’m trying to get a feel for what the bell curve might look like. And then in conjunction with that answer, as you bring in new people, are those people kind of in line with the average? Are they above the average? And are you having to pay up, either on draws on or up-front commissions, up-front bonuses to get these most recent brokers in the door? Thanks.

Unidentified Company Representative

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
In some cases, it is obviously — it was infinite. We have some producers that were producing nothing compared to our top producer, which — top producers, which are contributing millions. So in some cases, it’s infinite. But on average, it’s obviously very, very significant. So again, we were very careful and very prudent about how we selected these brokers.
We looked over a long period of time, not just with recent history because of the tough times. We looked at production, not only in the last couple of years, but over a ten-year period of time, so we were very cautious of — and careful in terms of how we did this. All the brokers we are bringing in, we believe are going to be at the top 25% of the quartile — of the curve.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Okay.

Unidentified Company Representative
Obviously, we’re bringing in less experienced talent as well, but really trying to fill specific gaps in key markets that can provide a lot of exhaust revenue across the country. So if we hire someonein Chicago, for example, we expect revenue to not only to be in Chicago, but some of that revenue to be shared in Atlanta and New York, L.A., et cetera, so we are looking for big producers that contribute across the platform.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Okay. Maybe from a different perspective, if you look at the equity raises that are in various parts of the business, has the economy or the market changed the commission or pricing structure that you’re able to set up with the different brokers or that accounts are willing to pay for you — and I’m talking about wealth management or the TIC or in the non-traded REITs, any change in how we should model the commission rates, the fee rates you guys are getting?

Unidentified Company Representative
Across the board the pay rates, if you will, or the selling commissions has not changed.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Okay.

Unidentified Company Representative
What we did see — what I will point out though is if you remember in — what I said in my G&A comment, we did see a higher year-over-year G&A from the OMEA and the wholesale overrides because we are raising more REIT money, which tends to have slightly higher commission rates.

Unidentified Company Representative
Yes. The only thing that I would add to that —.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Yes, your broker/dealer —.

Unidentified Company Representative

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
The Tier One broker/dealers like the AMB, AIGs and the LCLs of the world, there is — there’s a slightly higher pay rate for the Tier One broker/dealers, so as we’ve added those, the G&A has increased but the equity raise increase is exponential.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Right, okay. So, it sounds like it’s not — on an overall basis, you guys are still pretty comfortable with kind of directionally —.

Unidentified Company Representative
Yes.

Unidentified Company Representative
Absolutely.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Okay, that’s fine. In terms of kind of — you mentioned filling in key markets and the kind of the proportionate shift over to leasing. As we think about the geographic exposure that you guys now have, particularly in leasing and then within that the different types of properties, so office, industrial, multi-family, those kind of things, how do we get a feel for your, let’s call it, an irrelevant exposure to the different drivers in this market right now in leasing, anything that we should be — that kind of really sticks out that we should be aware of?

Unidentified Company Representative
I don’t know of anything that sticks out. I’d just make a couple of points. Number one, we’re far more balanced than we’ve been before, and we’ve taken really key steps to address some of our weaker markets with change of leadership and people who have really stepped up in recruiting the right types of people and the right types of teams.
There’s certainly going to be macroeconomic factors. For example, we cannot control if a market goes lower on lease rates. That’s going to be selective across the country, and at the end of the day that might affect absolute dollars of commissions paid on leasing activity over the near term, et cetera. So those kinds of factors will play in, but that will be not unique to us. That will be driven by the market.

Unidentified Company Representative
Right.

Unidentified Company Representative
More importantly, I think, is that what we’re doing now is that the combination of bringing the entire platform together and focusing on where the unique opportunities are has given us much greater depth —.

Unidentified Company Representative
Right.

Unidentified Company Representative
In approaching the market, and we’re really seeing an impact.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call

Unidentified Company Representative
I think I would just add that I think the two most important points that Rich just hit on is one, there’s greater balance in all the geographical areas and with the professional teams and the different industry groups that we’re looking at. And secondly, the synergy of the platforms, we’re clearly seeing benefit from the merger as we’re bringing that balance to the fore and to the marketplace. It really is making a marked difference, especially in this environment.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Okay. And then final question for you Rich, as you look about — look at those — the charges you took, is it fair to apply kind of the normal tax rate for those if we’re trying to get back to a more operational EPS number? Or, is there anything in the tax rates that we should use differently to get back to that kind of a good EPS number?

Rich Pehlke - Grubb & Ellis — EVP, CFO
I think it’s pretty fair to use the normal tax rate. I’d have to go back and take a hard look again, Brandt (sic), relative to if there was anything unique in the impairment on the five assets, but I just don’t recall off the top of my head. Mike, you’re on the line still. Do you remember anything that was unique on the taxes?

Mr. Michael Rispoli - Grubb & Ellis — SVP — IR
No. I think using a normal tax rate is appropriate at this point.

Brandon Dobell - William Blair & Co. L.L.C. — Analyst
Okay. Great, thanks then. Thanks, a lot.

Unidentified Company Representative
Thanks, Brandt — oh, Brandon, sorry.

Operator
Your next question comes from the line of [Klaus Van Sedehane] with Deutsche Bank. Please proceed with your question.

Klaus Van Sedehane - Deutsche Bank Securities — Analyst
Yes, I have a question on the new brokers. How much — well, let me phrase it differently. What multiples of revenues did you pay them? And how — to come in, and how long do you think it’s going to take until you break even and actually there’s a real return on those guys?

Unidentified Company Representative
Well Klaus, you can well imagine whatever the retail rate was for brokers, it’s coming down a little bit over the — in this particular year market, so that’s — there’s never been — I will reiterate, there’s never been a better time to bring in talent into your organization. And right now, we’re focused on that because we know it’s going to pay off big in the short term and the long term.
Some of those brokers obviously bring significant business with them, and we’ll see — in some cases, even in Q4, we’ll see some immediate results. Obviously, each broker is a little bit different, but we generally think we’re going to start to see some results in ‘09. Especially the second half of ‘09, we’ll see significant results from some of — from the new hires.

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call

Klaus Van Sedehane - Deutsche Bank Securities — Analyst
And I’m just talking about my experience in our industry. Are these people who are generally staying in the same place for long? Are these people who move around for up-front money, use it up and then move on?

Unidentified Company Representative
No. We have not seen an increase in up-front money. In fact, we’ve actually seen a decrease. I think the platform provides a level of interest to folks that maybe didn’t see the platform as an attractive place to be prior, so we are seeing — our pipeline is well in excess of 100 brokers right now that we’re looking at.

Klaus Van Sedehane - Deutsche Bank Securities — Analyst
Okay.

Unidentified Company Representative
There’s no shortage of people to talk to.

Klaus Van Sedehane - Deutsche Bank Securities — Analyst
That doesn’t — my question is are these brokers typically — when you look at their employment history, tend to stay for a long time, or are these people that move around frequently?

Unidentified Company Representative
No. Most of these folks tend to stay for a longer period of time.

Klaus Van Sedehane - Deutsche Bank Securities — Analyst
Good, thanks.

Unidentified Company Representative
Yes.

Operator
There are no further questions at this time. I will now turn the call back over to Mr. Gary Hunt.

Gary Hunt - Grubb & Ellis — Interim CEO, Director
Okay, great. I’d like to thank all of you for coming on the call, and we appreciate your questions. And if you have any further follow-up questions, please don’t hesitate to contact Rich Pehlke or any of us on the call. Well, thank you very much for your support, and you have a nice day.

Operator

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Final Transcript
Nov. 06. 2008 / 11:00AM ET, GBE — Q3 2008 Grubb & Ellis Earnings Conference Call
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